Exhibit 10.2

AMENDMENT #1 TO

LICENSE AGREEMENT

This Amendment #1, dated as of October 21, 2013 (this “Agreement”), to the Original License Agreement (as defined below) is by and between the University of Virginia Patent Foundation d/b/a the University of Virginia Licensing and Ventures Group, a Virginia not-for-profit corporation of the Commonwealth of Virginia, having its principal offices at 250 West Main Street, Charlottesville, VA 29902 (“UVA LVG”), and ADial Pharmaceuticals, LLC, a Virginia limited liability company (“Adial” and together with “UVA LVG”, the “Parties”).

WHEREAS, the Parties have entered into that certain licensing agreement dated as of January 21, 2011 (“Original License Agreement”); and

WHEREAS, the Parties wish to amend the Original License Agreement as provided herein.

NOW, THEREFORE in consideration of the premises set forth above and the mutual covenants set forth below, the parties hereto agree as follows:

AGREEMENT

1.       Section 3.5(A) of the Original License Agreement is hereby deleted in its entirety and replaced with the following text:

“A milestone payment of one hundred seventy five thousand dollars (U.S. $175,000) in the following installments:

(i)	twenty thousand dollars ($20,000) shall be paid upon the initiation of Phase III clinical trials (defined as the dosing of the first patient) by or on behalf of Adial, an Affiliate, or Sublicensee for the first Licensed Product., and
(ii)	one hundred fifty five thousand dollars ($155,000) shall be paid upon the earliest to occur of:

a.	the completion of the Phase III clinical trial (defined as the dosing of the last patient) by or on behalf of Adial, an Affiliate, or Sublicensee for the first Licensed Product;
b.	the execution of a Sublicense as defined in Section 1.16 of the Original License Agreement;
c.	an Assignment as defined in Article 13 of the Original License Agreement; or
d.	a Sale of Adial. For the purpose of this Section 3.5(A), “Sale” shall mean any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of Adial or all of substantially all of its securities or assets is transferred for consideration (in cash or marketable securities), including, without limitation, a sale or exchange of capital stock or assets, a merger or consolidation, a recapitalization by third parties, a tender or exchange offer, a leveraged buy-out, and/or the formation of a joint venture. For purposes of the foregoing, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and business of Adial, through the ownership of more than 50% of the voting securities of Adial.”

2.       Section 10.2(1) and Section 10.2(2) are hereby deleted in their entirety and replaced with the following text:

a)	“Commercial general liability: One million Dollars ($1,000,000) each occurrence, two million Dollars ($2,000,000) general aggregate. Adial shall have thirty (30) days following the Effective Date to obtain such coverage;
b)	Products liability: From the date immediately prior to any Phase I clinical trial: two million Dollars ($2,000,000) each occurrence, five million Dollars ($5,000,000) aggregate;
c)	Products liability: From the date immediately prior to any sale, lease, or other transfer of Licensed Product: ten million Dollars ($ 10,000,000) each occurrence, ten million Dollars ($10,000,000) aggregate; and
d)	At any given time, if consistent with the risk profile of Adial and reasonably required in writing by UVA LVG’s insurance carrier, the Parties shall negotiate, in good faith, reasonable changes to the amounts of insurance coverages and/or financial ratings of Adial’s insurance carrier. UVA LVG shall provide Adial with (i) a 30-day prior written notice of any request to negotiate a change to its insurance coverage under this section and (ii) an additional reasonable period for Adial to make any agreed upon changes to its insurance coverage. Further, in the event Adial anticipates sales of Licensed Products in a field of heightened risk, Adial will notify UVA LVG of such plans.

3.       Except as provided herein, the terms and obligations of the Parties under the Original License Agreement shall remain as specified therein.

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IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first written above.

University of Virginia Patent Foundation d/b/a the University of Virginia Licensing and Ventures Group

By:	/s/ Michael P. Straightiff	By:	/s/ Erik L. Hewlett
Name:	Michael P. Straightiff, Director	Name:	Erik L. Hewlett
Date:	October 23, 2013	Date:	October 25, 2013

ADial Pharmaceuticals, LLC

By:	/s/ James Dada
Name:	James Dada, VP, Finance
Date:	October 21, 2013

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